EXHIBIT 5.1

February 2, 2007

Claymont Steel Holdings, Inc.

4001 Philadelphia Pike

Claymont, DE 19703

Re:	Claymont Steel Holdings, Inc. – Registration on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Claymont Steel Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended. The Registration Statement relates to 450,000 shares of the Company’s common stock to be issued under the Company’s 2006 Stock Incentive Plan (the “Incentive Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We are familiar with the Registration Statement. We have reviewed the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect. We have also examined such other public and corporate documents, certificates, instruments, corporate records, and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan. In all examinations of documents, instruments, and other papers, we have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to us as conformed, photostatic, or other copies.

Based upon the foregoing, we are of the opinion that the shares of the Company’s common stock to be originally issued by the Company to participants under the Incentive Plan have been duly authorized by the Company and, when issued and delivered by the Company to participants under the Incentive Plan in accordance with the terms of the Incentive Plan, such shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP